EXHIBIT 21.1

Subsidiaries of Thomas Properties Group, Inc.

Name	Jurisdiction
Thomas Properties Group, LP	Maryland
TPG/CalSTRS, LLC	Delaware
TPGA, LLC	Delaware
TPG Plaza Investments, LLC	Delaware
515/555 Flower Junior Mezzanine Associates, LLC	Delaware
515/555 Flower Mezzanine Associates, LLC	Delaware
515/555 Flower Associates, LLC	Delaware
TPG - OCS Holding Company, LLC	Delaware
Commerce Square Partners Philadelphia Plaza, LP	Delaware
TPG - TCS Holding Company, LLC	Delaware
TCS SPE Associates, LP	Delaware
TCS SPE 3, LP	Delaware
TCS SPE 2, LP	Delaware
TCS SPE 1, LP	Delaware
Philadelphia Plaza - Phase II	Pennsylvania